Exhibit 10.1

Transaction Services Agreement

This Transaction Services Agreement (“Agreement”) is entered into as of May 17, 2019 (the “Effective Date”), by and between Q2Earth, Inc., a Delaware Corporation, having its offices located at 420 Royal Palm Way, Palm Beach, FL 33480 (“Q2E”) and Community Eco Power LLC, a Delaware limited liability company (“CEP”).

Recitals

WHEREAS, Q2E through its executive management, advisors and directors, has significant experience in overseeing mergers and acquisitions, especially in the waste-to-value and clean tech sectors; and also maintains business contacts and relationships with corporations and executives in these sectors which can facilitate the closing of complex transactions (collectively, the “Services”);

WHEREAS, CEP has acquired from a large corporation with which Q2E’s executives and directors have prior business relationships (the “Seller”) two waste-to-power facilities in the New England area (the “Facilities”); and CEP has retained and wished to compensate Q2E for its Services in negotiating and assisting in closing CEP’s acquisition of the Facilities (the “Acquisition”) and for additional services over the following six months.

NOW THEREFORE, for good and valuable consideration, and subject to the terms, conditions, representations and warranties contained more fully herein, the parties agree as follows:

1. Engagement of Services. CEP hereby engages Q2E to provide the Services to assist in integration of the Facilities, including any post-closing communications with the Seller, for a period of six (6) months from the date hereof; and acknowledges the Services Q2E has provided to assist in the consummation of the Acquisition of the Facilities. CEP acknowledges that Q2E informally commenced the Services several months prior to the date of this Agreement, and that the compensation provided in Section 2 shall apply to Q2E’s Services provided prior to and after the date of this Agreement.

2. Compensation for Services. For its Services, Q2E shall receive a fee payable as of the date of this Agreement of $250,000 (the “Fee”). The Fee is for work performed prior and up to the closing of the Acquisition (20% of the Fee) and after the date of this Agreement through December 31, 2019 (80% of the Fee), as well as all costs and expenses incurred by Q2E in providing its Services to CEP.

3. Financing Right of First Opportunity. Q2E shall have a right of first opportunity (the “Financing ROFO”) to invest in, or otherwise provide equity funding for, CEP up to $2,000,000 in Class B Membership Units (the “Offering”). The Financing ROFO must be exercised and completed within 30 days of CEP notifying Q2E that it is pursuing the Offering and delivery to Q2E of an offering document providing the terms CEP will accept for investments in the Offering and other material disclosure information. If Q2E does not exercise the Financing ROFO and complete the funding within the designated 30 day timeframe, CEP may seek funding from any other party; provided however, if the terms of the Offering change materially from those provided to Q2E, then Q2E shall have an additional 30 days to exercise and complete its Financing ROFO. If Q2E completes the Offering on behalf of CEP, it shall receive a fee of 5% (five percent) of the offering proceeds, payable in cash or equity, at the option of Q2E.

4. Composting Right of First Opportunities. Q2E shall have a right of first opportunity (the “Composting ROFO”) to develop composting operations at or near the sites of the Facilities, or any future facilities acquired by CEP during the proceeding two (2) years, if such composting operations are practical and desired by CEP. To exercise such Composting ROFO, Q2E would need to provide a plan for the development and operation of a composting facility to CEP within 180 days of CEP notifying Q2E of its desire to pursue such composting operations at or near their sites. The economic terms of such composting operations shall be negotiated in good faith between the parties if and when such opportunities arise, and may include, revenue-shares, partnerships, licenses or other similar arrangements between the parties.

5. Non-Disclosure. Q2E agrees that it shall not, during the term of its engagement with CEP or at any time during the two (2) years thereafter, without the prior written consent of CEP, disclose any Confidential Information (as defined below) relating to the strategy, financing, products, sales, inventions or business of CEP, except for such disclosure as may be required during the term of engagement in connection with Q2E’s work for the Company or Securities Exchange Commission (“SEC”) requirements. In the instance that a filing must be made with the SEC, the text of the filing must be approved by CEP in advance, which approval shall not be unreasonably withheld or delayed. For purposes of this Agreement, “Confidential Information” shall be defined as any information not publicly known regarding CEP, the business of CEP, or the identity of the Seller or any of CEP’s customers, partners or suppliers, including but not limited to trade secrets, formulas, product information, research, processes, techniques, engineering data, designs, drawings, development or experimental work, work in progress, test or marketing data, customer lists, accounting or pricing information, business plans and strategies, contracts or other secret or confidential matter.

6. Right to Inventions, Patents and Work Product. Q2E expressly agrees that all rights to original works, discoveries and/or inventions that Q2E shall make or conceive, whether patentable or not, and whether conceived alone or with others, during the term of its engagement shall become and remain the sole property of CEP, and its successors and assigns, unless expressly released by CEP in writing. This provision shall not apply to inventions, discoveries or work product of Q2E that are completely unrelated to the business of CEP, including any materials related to Q2E’s composting and soil business, and which do not result from any work performed by Q2E on behalf of CEP, so long as such inventions discoveries or work product are developed entirely on Q2E’s own time and without use of CEP facilities, equipment, supplies or Confidential Information. Q2E shall promptly disclose to CEP any and all inventions, discoveries or work product made or conceived by Q2E, and shall assist CEP in taking any action necessary to protect CEP’s proprietary rights to such inventions, discoveries or work product.

7. Miscellaneous

7.1 All notices required by this Agreement will be in writing and sent by certified mail, return receipt requested, by email, by hand or overnight courier, to the addresses set forth on the initial page, unless either party will at any time by notice in writing designate a different address. Notice will be effective three days after the date officially recorded as having been deposited in the mail or upon receipt by hand delivery or the next day by overnight courier.

7.2 If any term or provision of this Agreement is determined to be illegal or unenforceable, such term or provision will be deemed stricken or reduced to a legally enforceable construction, and all other terms and provisions will remain in full force and effect.

7.3 This Agreement represents the entire agreement of the parties replacing any earlier agreements concerning the same matters.

7.4 This Agreement, including its formation, all of the parties’ respective rights and duties in connection herewith and all disputes that might arise from or in connection with this Agreement or its subject matter, will be governed by and construed in accordance with the laws of the State of Georgia.

This Transaction Services Agreement is signed by the parties’ authorized representatives on the date first written above.

Q2EARTH, INC.		COMMUNITY ECO POWER, LLC

By:	/s/ Christopher Nelson	By:	/s/ Richard Fish
Name:	Christopher Nelson	Name:	Richard Fish
Title:	President	Title:	CEO